Finisar Corporation Files Patent Infringement Suit Against DirecTV

SUNNYVALE, CA -- 04/06/2005 -- Finisar Corporation (NASDAQ: FNSR) announced today that it has filed a patent infringement lawsuit against The DirecTV Group, Inc. and related entities (DirecTV) in the U.S. District Court for the Eastern District of Texas, located in Beaumont, Texas. The suit alleges that DirecTV has engaged in and continues to engage in willful infringement of Finisar's U.S. Patent No. 5,404,505 (the '505 patent) directed to an information transmission system. The '505 patent was invented by Finisar's Chief Technology Officer and co-founder, Dr. Frank Levinson. Finisar is seeking monetary damages from DirecTV as well as injunctive relief.

The lawsuit states that Finisar repeatedly contacted DirecTV about its infringement of the '505 patent throughout 2004 and early 2005, indicating its willingness to engage DirecTV in licensing discussions, but Finisar's requests to begin a dialog on the matter were not successful.

"While we are not a litigious company, we have not been able to make any meaningful progress in resolving this infringement by any other means," said Steve Workman, Finisar's Chief Financial Officer. "We obviously believe that we have strong grounds for taking this action and that our patent will ultimately be enforced in this case."

Finisar's '505 patent was filed in 1991 and granted by the United States Patent and Trademark Office in 1995. It is directed to a pioneering technology used to provide subscribers with access to the contents of a large database while using a manageable amount of bandwidth. This technology is useful in a broad range of applications, including in the transmission of electronic programming guides via satellite broadcast.

The law firm Workman Nydegger of Salt Lake City, Utah is representing Finisar.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACTS OF 1995

Certain statements contained in this press release may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Finisar's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These uncertainties include risks associated with the outcome of the litigation proceeding described in this press release. Other risks relating to Finisar's business are set forth in Finisar's Annual Report on Form 10-K and other interim reports as filed with the Securities and Exchange Commission.

About Finisar

Finisar Corporation is a technology leader for fiber optic subsystems and network performance test and monitoring systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet local area networks (LANs), Fibre Channel storage area networks (SANs), and metropolitan area networks (MANs) using both IP and SONET/SDH-based protocols. The Company's headquarters is in Sunnyvale, California, USA.

www.Finisar.com

Contact:
Stephen K. Workman
Senior Vice President, Finance;
Chief Financial Officer
Finisar Corporation
408-548-1000